Exhibit 99.2

SouthCrest Financial Group, Inc. Announces Fourth Quarter Earnings

FAYETTEVILLE, GA, (February 26, 2007) - SouthCrest Financial Group, Inc. (SCSG) reported net income of $1,493,000 for the quarter ended December 31, 2006 compared to $1,154,000 for the same quarter a year ago. For the year ended December 31, 2006, net income was $5,774,000 compared to $4,844,000 for the same period in 2005. On a per share basis, results were $0.39 per share for the current quarter compared to $0.32 for the same period a year ago, and $1.59 per share for the year ended December 31, 2006 compared to $1.36 for the year ended December 31, 2005. Results for the 2005 quarter included a recognized loss on disposal of equipment of $184,000, or $114,000 net of tax.

Return on average assets was 1.12% for the current quarter compared to 1.03% for the same period in 2005, and 1.22% for the current year compared to 1.13% for 2005. Return on average equity was 9.23% for the quarter compared to 8.64% in 2005, and 10.09% and 9.29% for the annual periods in 2006 and 2005, respectively. The Company’s net interest margins have remained consistent with the previous year, increasing to 4.44% for the fourth quarter of 2006 from 4.42% in the same period in 2005, and increasing to 4.46% for the year ended December 31, 2006 from 4.43% for the same period in 2005.

Total assets at December 31, 2006 were $543.5 million compared to $450.8 million at December 31, 2005, an increase of $92.7 million, or 20.6%. Gross loans (excluding reserves for loan losses) totaled $335.5 million at December 31, 2006 compared to $276.8 million at December 31, 2005, an increase of $58.7 million or 21.2%. Much of the growth in loans relates to the SouthCrest banking office in Fayetteville, Georgia, which opened in November 2004. Deposits increased $84.7 million or 22.4% to $462.6 million at December 31, 2006. Borrowed funds decreased $9.3 million to $5.9 million.

On October 31, 2006, the Company completed its merger with Maplesville Bancorp. This merger accounted for $68.9 million of the increase in total assets and $159,000 of the increase in net income for both the quarter and year-to-date periods in 2006. Assets and liabilities, and results of operations for Maplesville are only included in the balance sheets and income statements of the Company from the date of merger going forward.

At December 31, 2006, the allowance for loan losses was 1.34% of loans compared to 1.26% at December 31, 2005. Net chargeoffs were 0.16% and 0.17% of average loans for the years ended December 31, 2006 and 2005, respectively. For the three month periods, net chargeoffs were 0.37% and 0.18% of average loans, respectively. Despite an increase in nonperforming assets at December 31, 2006, the Company’s asset quality indicators compare favorably with historical benchmarks for the industry. At December 31, 2006, nonperforming assets were $1,700,000, or 0.31% of total assets, compared to $1,111,000 or 0.25% of total assets at December 31, 2005.

In a press release dated January 2, 2007, the Company announced that it declared a dividend of $0.13 per share compared to $0.125 per share for the same period a year ago. The dividend was paid on January 31, 2007 to shareholders of record as of January 17, 2007.

About SouthCrest Financial Group, Inc.

SouthCrest Financial Group, Inc. is the parent company of three bank subsidiaries operating a total of eleven branch offices. Bank of Upson, based in Thomaston, Georgia, has two branches in Upson County, three branches in Meriwether County operating as Meriwether Bank & Trust, and one branch in Fayette County operating as SouthCrest Bank. First National Bank of Polk County, based in Cedartown, Georgia, operates three branches in Polk County. Peachtree Bank, headquartered in Maplesville, Alabama has two branches in Chilton County Alabama. SouthCrest is traded on the OTC-Bulletin Board under the symbol “SCSG.”

Forward-Looking Statements: This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting SouthCrest’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced SouthCrest’s assumptions, but that are beyond SouthCrest’s control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in the regulatory requirements affecting SouthCrest, (v) greater competitive pressures among financial institutions in SouthCrest’s markets and (vi) greater loan losses than historic levels. Additional information and other factors that could affect future financial results are included in SouthCrest’s filings with the Securities and Exchange Commission.

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Contact Information:

SouthCrest Financial Group, Inc.
Doug Hertha, CFO
770-461-2781

SouthCrest Financial Group, Inc.
Consolidated Financial Highlights
(Unaudited)

	Quarter Ended December 31			Year Ended December 31
	2006	2005	% Change	2006	2005	% Change
All dollars in thousands except per share data
EARNINGS
Net interest income	$5,245	$4,597	14.1%	$19,191	$17,469	9.9%
Provision for loan losses	331	232	42.7%	839	751	11.7%
Noninterest income	1,416	1,082	30.9%	5,150	4,411	16.8%
Noninterest expense	4,149	3,798	9.2%	14,953	14,129	5.8%
Income taxes	688	495	39.0%	2,775	2,156	28.7%
Net income	1,493	1,154	29.4%	5,774	4,844	19.2%

PER SHARE INFORMATION
Earnings per share	$0.39	$0.32	21.9%	$1.59	$1.36	16.9%
Dividends per share	0.125	0.120	4.2%	0.500	0.480	4.2%
Book value per share	17.03	14.93	14.1%

OPERATING RATIOS (1)
Net interest margin	4.44%	4.42%		4.46%	4.43%
Return on average assets	1.12%	1.03%		1.22%	1.13%
Return on average equity	9.23%	8.64%		10.09%	9.29%
Efficiency ratio	62.29%	64.78%		60.96%	63.23%
Net chargeoffs / average loans	0.37%	0.18%		0.16%	0.17%

AVERAGE BALANCES
Loans	$320,736	$274,884	16.7%	$293,489	$249,394	17.7%
Total earning assets	469,037	413,044	13.6%	430,130	394,076	9.1%
Total assets	526,628	445,891	18.1%	472,940	428,360	10.4%
Deposits	440,526	373,788	17.9%	397,637	366,877	8.4%
Borrowed funds	10,598	13,523	n/m	12,960	4,695	n/m
Shareholders' equity	64,135	52,968	21.1%	57,221	52,125	9.8%

	As of December 31,
END OF PERIOD BALANCES	2006	2005	% Change
Loans	$335,452	$276,780	21.2%
Reserve for loan losses	4,480	3,477	28.8%
Total earning assets	483,653	410,897	17.7%
Intangible assets	13,706	6,913	98.3%
Total assets	543,540	450,848	20.6%
Deposits	462,622	377,900	22.4%
Borrowed funds	5,945	15,275	n/m
Shareholders' equity	67,322	53,456	25.9%

ASSET QUALITY (END OF PERIOD)
Loans 90 days past due and still accruing	$1,015	$549
Nonaccrual Loans	479	232
Other Real Estate Owned	206	330
Total nonperforming assets	1,700	1,111
Nonperforming assets / total assets	0.31%	0.25%
Allowance for loan losses / total loans	1.34%	1.26%

(1) All ratios are annualized.
n/m - percentage change is not meaningful.